Exhibit 99.1

Gryphon Gold Commences Drilling Program

Date: May 3, 2010

Gryphon Gold is pleased to announce that exploration drilling has begun on the Borealis Property. One reverse circulation drill was mobilized on April 27th, 2010 to complete a 7000’ drilling program.

The program will complete a series of holes that is designed to upgrade inferred oxide resources reported in the 2008 NI 43-101 “Technical Report on the Mineral Resource of the Borealis Gold Project Located in Mineral County, Nevada, USA” to the Measured and Indicated category and to potentially add additional oxide ounces to the Borealis resource. The drill program will test multiple targets within the permitted mining area with the designed intent of adding ounces of gold previously reported as resources to the short term mine plan. Targets include extension of known ore zones, infill drilling and identification of additional mineralized zones.

Initial drilling within the Freedom Flats pit is designed to test potential shallow oxide mineralization on the southwest side f the pit. A second area that has had limited drilling is the Middle Ridge area located between the East Ridge and Northeast Ridge pits. Previous drilling by Gryphon identified a new zone and this will be drill tested to both move resources previously reported inferred gold ounces into the Indicated resource category and to explore for new gold mineralization. Other drill targets are being considered that will upgrade inferred gold ounces into a future mine plan.

Gryphon Gold Corporation and Sage Gold Inc. entered into an option agreement on March 5, 2010, as amended. Under the terms of the Option Agreement Gryphon has granted Sage the right (the “Option”) to earn a 50% interest in Borealis property, including the fully permitted Borealis gold project (“Borealis Project”) located in the Walker Lane Mineral Belt of Southwest Nevada, subject to the terms and conditions of the Option Agreement.

The Borealis property is described in a technical report dated September 17, 2009 titled Pre Feasibility Study on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators (“NI 43-101”). This technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Disclosure in this press release of mineral resources is based on the technical report. Details of the quality or grade of each category of mineral resources and key assumptions, parameters and methods used to estimate the mineral resources is included in the technical reports. The technical report also includes a description of environmental and permitting matters.

On Behalf of the Board of Directors of Gryphon Gold Corporation

John L. Key, CEO      www.gryphongold.com
Ph: 775 853-8814
jkey@gryphongold.com

ABOUT GRYPHON GOLD:

Gryphon Gold is a Nevada-focused gold exploration and potentially a production company. Its principal gold resource, the 1.4 million ounce (377,356 ounces of proven and probable reserves and 1,022,644 ounces of measured and indicated) and 1.1 million ounce (inferred) Borealis deposits, is located in the Walker Lane gold belt of western Nevada. The Borealis gold system is one of the largest known volcanic-hosted high-sulphidation gold bearing mineralized systems in Nevada...

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of Canadian and United States securities laws, which may include, but is not limited to, statements with respect to reserve and resource estimates and estimated gold mineralization, results of our drilling program and other plans, projections, estimates and expectations. Such forward-looking statements and forward-looking information reflect our current views and are subject to certain risks, uncertainties and assumptions outlined under the section headings “Forward-Looking Statements” and “Risks Factors” in our annual report on Form 10-K, as filed with the SEC on June 26, 2009, under the section heading “Risk Factors” in our most recent quarterly report on Form 10-Q, as filed with the SEC on November 13, 2009, and in our most recent financial statements, reports and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. Historical resource estimates may not be indicative of actual mineralization. We do not undertake to update forward-looking statements or forward-looking information, except as may be required by law.

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: John Key, CEO, by phone: 775-853-8814, or email at jkey@gryphongold.com.

The technical information in this press release was approved by Mr. Steven Craig, VP of Exploration of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators.

All mineral reserves and resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different and the information contained in this press release is not comparable to similar information disclosed by U.S. companies. This press release uses the terms “measured,” “indicated,” and “inferred” resources. We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally minable.